UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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Furniture Brands International, Inc.

(Name of Registrant as Specified in its Charter)

N/A

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The Company issued the following press release on April 25, 2008 after 5:30 p.m. (Eastern Time).

INFORMATION FOR IMMEDIATE RELEASE	Furniture Brands International, Inc. 101 South Hanley Road St. Louis, Missouri 63105 For Further Information Call Dan Stone 314-863-1100

FURNITURE BRANDS EXPRESSES APPRECIATION

FOR STOCKHOLDER SUPPORT

St. Louis, Missouri, April 25, 2008 – Furniture Brands International (NYSE: FBN) today announced that it has issued an open letter to its stockholders.

April 25, 2008

Dear Fellow Stockholder:

The past several months have been some of the most important times in the long and storied history of Furniture Brands. A new strategic plan is gaining traction and changing how we do business, and we are able to show the results. Here are a few of the key accomplishments:

•	Phase One of the company’s transformation is complete, and today Furniture Brands has more cash and less debt than any time since 1993,
•	Profitability is improving with first-quarter 2008 net income more than double that of a year ago, and
•	A new and talented Executive Leadership Team is in place and driving results.

Further, our board succession process will provide directors who are carefully screened to bring the most appropriate talents and experience to enhance Furniture Brands’ board, who are truly independent, and who represent the interests of all stockholders rather than the agenda of one. Throughout this important process, we will continue to take input from our investors to ensure the best possible outcome for all stockholders.

The entire executive leadership team and board of directors of Furniture Brands believe we consistently act in the best interest of all stockholders. We are grateful to have gained the endorsement, both public and private, of fellow stockholders and advisory professionals who share our view. We wish to thank all investors who have taken the time to learn more about Furniture Brands and its growth plans and are supporting us in this proxy contest. Our management team is available to continue the dialogue about Furniture Brands and its future so we continue to serve all stockholders interests.

The strategic plan’s benefits are obvious. Less obvious is the positive effect that the ongoing proxy contest has had on our communications with fellow investors. The dissidents have built their entire argument around a set of facts that dates back to 2002 and have not offered any specific plans for the future. While they talk about the past, we’ve used this as an opportunity to talk about our plans for the future of Furniture Brands. Interest in Furniture Brands is high, and investors want to know more about our plan and how it can deliver value to them. Our recent meetings with stockholders have fostered valuable dialogues on Furniture Brands’ strategic plans and intrinsic value that might not have occurred without this contest, and that’s good. We’ll continue that dialogue in future meetings as well as with a hosted Investor Day later this year, as we did in 2007.

In the meantime, we will continue to focus on the most important task at hand, executing against our strategic plan. We’ve partly completed a three-phase transformation, and there is much that remains to be done. Focusing on consumers, customers, and competitors is detailed and granular work. It’s a job that requires flawless execution and deserves the full attention of our management team, and that’s where we are going to spend our time.

We urge all shareholders to vote the WHITE proxy card in support of Furniture Brands’ slate. Your vote at the May 1 annual meeting will play a pivotal role in the future of our company as you choose to support a strategic plan that is delivering demonstrated results for all stockholders. We urge you to exercise your right to participate in the strategic direction of Furniture Brands, and we will remain committed to our obligation of driving financial performance and delivering stockholder value.

Sincerely,

W.G. (Mickey) Holliman	Ralph P. Scozzafava
Chairman of the Board	Vice Chairman of the Board and Chief Executive Officer

WE URGE YOU TO REJECT SUN CAPITAL’S AGENDA

Do not return any proxy card sent by SCSF Equities, LLC, even as a protest vote. We believe their goal is to install directors serving the interests of Sun Capital and that their interests are not consistent with maximizing the value of Furniture Brands for all of our stockholders. Your Board and management team are confident about the improving prospects for Furniture Brands, and have actively and aggressively considered pursuing all paths for delivering maximum value to ALL of our stockholders. We urge you to reject the director candidates and agenda of Sun Capital and the funds it controls.

YOUR VOTE IS IMPORTANT – WE URGE YOU TO SUPPORT FURNITURE BRANDS’ PROXY

Whether or not you plan to attend our annual meeting in St. Louis on May 1, we ask you to vote the WHITE proxy card “FOR” your Board. DO NOT VOTE THE GOLD CARD.

IMPORTANT!
•	Regardless of how many shares you own, your vote is very important. Please sign, date and mail the enclosed WHITE proxy card.
•	Please vote each WHITE proxy card you receive since each account must be voted separately. Only your latest dated proxy counts. We urge you NOT to sign any Gold proxy card sent to you by Sun.
•

Even if you have sent a Gold proxy card to Sun, you have every right to change your vote. You may revoke that proxy, and vote as recommended by your Board by signing, dating and mailing the enclosed WHITE proxy card in the enclosed envelope.

•	If your shares are registered in your own name, please sign, date and mail the enclosed WHITE proxy card in the postage-paid envelope provided today.
•

If your shares are held in the name of a brokerage firm or bank nominee, please sign, date and mail the enclosed WHITE proxy card in the postage paid envelope to give your broker or bank specific instructions on how to vote your shares. Depending upon your broker or custodian, you may be able to vote either by toll-free telephone or by the Internet. Please refer to the enclosed voting form for instructions on how to vote electronically. You may also vote by signing, dating and returning the enclosed voting form.

If you have any questions on how to vote your shares, please call our proxy solicitor: MORROW & CO., LLC AT (800) 607-0088

On behalf of the Board of Directors,

W.G. (Mickey) Holliman	Ralph P. Scozzafava
Chairman of the Board	Vice Chairman of the Board and Chief Executive Officer

Important Additional Information

In connection with the 2008 Annual Meeting of Stockholders, the Company filed a proxy statement regarding the 2008 Annual Meeting with the U.S. Securities and Exchange Commission, and on March 31, 2008 mailed the definitive proxy statement and a proxy card to each stockholder entitled to vote at the 2008 Annual Meeting, and on April 16, 2008 and April 24, 2008, mailed supplements to the proxy statement and an additional proxy card to stockholders entitled to vote at the 2008 Annual Meeting. STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT, THE SUPPLEMENTS AND ANY OTHER RELEVANT DOCUMENTS WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN IMPORTANT INFORMATION. The proxy statement, supplements and other documents (when available) relating to the 2008 Annual Meeting can be obtained free of charge from the SEC’s website at http://www.sec.gov. These documents can also be obtained free of charge from the Company at the Company’s website at www.furniturebrands.com under the “Investor Info” tab, or upon written request to Furniture Brands International, Inc., 101 South Hanley Road, Suite 1900, St. Louis, MO 63105, Attention: Corporate Secretary. In addition, copies of the Proxy Statement may be requested by contacting the Company’s proxy solicitor, Morrow & Co., by telephone toll free at 800-607-0088.

The Company and its directors, director nominees and executive officers may be deemed to be participants in the solicitation of proxies in connection with the 2008 Annual Meeting.

Information regarding the interests of the directors, director nominees and executive officers of the Company in the solicitation is more specifically set forth in the definitive proxy statement and the proxy statement supplements that were filed by the Company with the SEC and which are available free of charge from the SEC and the Company, as indicated above.

About Furniture Brands

Furniture Brands International (NYSE: FBN) is a vertically integrated operating company that is one of the nation’s leading designers, manufacturers, and retailers of home furnishings. With annual sales in excess of $2 billion, it markets through a wide range of retail channels, from mass merchant stores to single-brand and independent dealers to specialized interior designers. Furniture Brands serves its customers through some of the best known and most respected brands in the furniture industry, including Broyhill, Lane, Thomasville, Drexel Heritage, Henredon, Pearson, Hickory Chair, Laneventure, and Maitland-Smith.

Cautionary Statement Regarding Forward-Looking Statements

Matters discussed in this document and in our public disclosures, whether written or oral, relating to future events or our future performance, including any discussion, express or implied, of our anticipated growth, operating results, future earnings per share, plans and objectives, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are often identified by the words “will,'' “believe,'' “positioned,'' “estimate,'' “project,'' “target,'' “continue,'' “intend,'' “expect,'' “future,'' “anticipates,'' and similar expressions that are not statements of historical fact. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Our actual results and timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth under ``Risk Factors'' in our Annual Report on Form 10-K for the year ended December 31, 2007 and in our other public filings with the Securities and Exchange Commission. Such factors include, but are not limited to: risks associated with the execution of our strategic plan; changes in economic conditions; loss of market share due to competition; failure to forecast demand or anticipate or respond to changes in consumer tastes and fashion trends; failure to achieve projected mix of product sales; business failures of large customers; distribution and cost savings programs; manufacturing realignments; increased reliance on offshore (import) sourcing of various products; fluctuations in the cost, availability and quality of raw materials; product liability uncertainty; environmental regulations; future acquisitions; impairment of goodwill and other intangible assets; anti-takeover provisions which could result in a decreased valuation of our common stock; loss of funding sources; and our ability to open and operate new retail stores successfully. It is routine for internal projections and expectations to change as the year or each quarter in the year progresses, and therefore it should be clearly understood that all forward-looking statements and the internal projections and beliefs upon which we base our expectations included in this report or other periodic reports are made only as of the date made and may change. While we may elect to update forward-looking statements at some point in the future, we do not undertake any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise.